KIRKLAND’S REPORTS FOURTH QUARTER SALES AND UPDATES 2017 OUTLOOK

NASHVILLE, Tenn. (February 20, 2018) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 14-week and 53-week periods ended February 3, 2018.
Net sales for the 14 weeks ended February 3, 2018 were $224.6 million compared with $203.2 million for the 13 weeks ended January 28, 2017. The extra week in fiscal 2017 was responsible for approximately $10.0 million of net sales during the fourth quarter. On a 13-week comparison, comparable store sales, including e-commerce sales, increased 2.0% against a decline of 4.6% in the prior year. Kirkland’s opened five stores and closed two during the period, bringing the total number of stores to 418 at year end.
Net sales for the 53 weeks ended February 3, 2018 were $634.1 million compared with $594.3 million for the 52 weeks ended January 28, 2017. On a 52-week comparison, comparable store sales, including e-commerce sales, increased 0.3% against a decline of 2.9% in the prior year. Kirkland’s opened 31 stores and closed 17 during the 53-week period ended February 3, 2018.
“A very strong November and Black Friday weekend drove a fast start to the fourth quarter,” said Mike Madden, President and Chief Executive Officer. “We had healthy sell-through of seasonal décor, and we continue to be very pleased with the growth in e-commerce, where sales increased over 30% for both the quarter and the year. Store traffic slowed in the latter half of the quarter as we experienced a further shift in holiday shopping patterns, and that resulted in a higher-than-expected level of promotional activity. The related merchandise margin pressure impacted fourth quarter earnings, despite operating expenses that were in line with expectations. We ended the year with a strong cash position, and inventories are in good shape.”

“While we are disappointed with our fourth quarter earnings results, we believe we can significantly improve EBITDA in 2018,” continued Mr. Madden. “We’ve implemented a number of changes to improve efficiency and reduce our operating costs, and we expect to benefit from a full year of the initiatives begun in 2017 to repair underperforming categories and improve the overall customer experience. We’re allocating capital to further enhance our e-commerce channel in 2018, and we’re conducting additional tests to improve our ability to deliver inspiration to customers, both in store and on-line. We look forward to outlining our 2018 outlook in more detail on our upcoming earnings conference call in March,” concluded Mr. Madden.

Fiscal 2017 Outlook
Based on the fourth quarter sales results, Kirkland’s now expects full year 2017 diluted earnings per share in the range of $0.32 to $0.34, which includes an approximate $0.04 per share negative impact related to the adjustment of deferred taxes due to the Tax and Jobs Act of 2017 and severance charges associated with a staff reorganization. Neither of these items was factored into the prior guidance. The updated outlook for fiscal 2017 is based on current information as of February 20, 2018. The information on which this outlook is based is subject to change and the Company may update its full year business outlook or any portion thereof at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Friday, March 16, 2018, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 23, 2018, by dialing (412) 317-0088 and entering the confirmation number, 10116761.
A live broadcast of Kirkland’s quarterly conference call will be available online at ir.kirklands.com or https://www.webcaster4.com/Webcast/Page/957/24474 on March 16, 2018, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 419 stores in 36 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs,

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garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 31, 2017. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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